Exhibit 107

Calculation of Filing Fee Tables
Form S-8
MACROGENICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, $0.01 par value per share	457(h)	1,960,168(2)	$10.14(3)	$19,876,103.52	0.0000927	$1,842.51
Total Offering Amounts					$19,876,103.52		$1,842.51
Total Fee Offsets							–
Net Fee Due							$1,842.51

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares of Common Stock that were added to the shares authorized for issuance under the MacroGenics, Inc. 2013 Equity Incentive Plan (the “2013 EIP”) on January 1, 2022 pursuant to an “evergreen” provision contained in the 2013 EIP.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $10.14, the average of the high and low price of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 22, 2022.

(4) The Registrant does not have any fee offsets.